UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2021

ERASCA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40602	83-1217027
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10835 Road to the Cure, Suite 140

San Diego, California 92121

(Address of principal executive offices) (Zip Code)

(858) 465-6511

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ERAS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 20, 2021, Erasca, Inc. (the “Company”) filed an amended and restated certificate of incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the closing of the initial public offering (the “IPO”) of shares of its common stock. The Company’s board of directors and stockholders previously approved the Restated Certificate to be effective subject to and effective immediately prior to the closing of the IPO.

The Restated Certificate amends and restates the Company’s amended and restated certificate of incorporation, in its entirety to, among other things: (i) increase the authorized number of shares of common stock to 800,000,000 shares; (ii) authorize 80,000,000 shares of undesignated preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (iii) establish a classified board of directors, divided into three classes, each of whose members will serve for staggered three-year terms; (iv) provide that directors may be removed from office only for cause by the affirmative vote of the holders of at least two-thirds of the Company’s outstanding capital stock then entitled to vote in an election of directors; and (v) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting. The Restated Certificate also retains the provision that (i) designates the Court of Chancery of the State of Delaware to be the sole and exclusive forum for certain actions, including, but not limited to, derivative actions or proceedings brought on behalf of the Company or actions asserting claims of breach of a fiduciary duty owed by, or other wrongdoing by, any of the Company’s directors, officers, employees or agents to the Company or the Company’s stockholders; provided that the exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended; and (ii) provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

The foregoing description of the amendments made in the Restated Certificate is qualified by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On July 20, 2021, in connection with the closing of the IPO, the amended and restated bylaws of the Company (the “Amended and Restated Bylaws”), previously approved by the Company’s board of directors to become effective upon the effectiveness of the Restated Certificate, became effective. The Amended and Restated Bylaws amend and restate the Company’s bylaws in their entirety to, among other things: (i) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (ii) establish procedures relating to the nomination of directors; and (iii) conform to the amended provisions of the Restated Certificate.

The foregoing description of the amendments made in the Amended and Restated Bylaws is qualified by reference to the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01 Other Events.

On July 20, 2021, the Company completed its IPO of 21,562,500 shares of its common stock, which includes the exercise in full by the underwriters of their option to purchase 2,812,500 additional shares, at a public offering price of $16.00 per share. The gross proceeds to the Company from the IPO were $345.0 million, before deducting underwriting discounts and commissions and offering expenses payable by the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Erasca, Inc.

3.2	Amended and Restated Bylaws of Erasca, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERASCA, INC.

Date: July 20, 2021	By:	/s/ Ebun S. Garner
Ebun S. Garner
General Counsel and Secretary